UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 31, 2022

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices)

(312) 618-1322

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH.BC	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $11.50 per share	UPH.WS.BC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Dr. Ramesh Balakrishnan

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2021, on October 23, 2021, UpHealth, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Dr. Ramesh Balakrishnan for Dr. Balakrishnan to be employed as the Chief Executive Officer of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

On July 31, 2022, Dr. Balakrishnan and the Company entered into an Amendment to the Employment Agreement, effective as of July 19, 2022 (the “Amendment”), for Dr. Balakrishnan’s new role as President and Chief Strategy Officer of the Company. As provided for in the Amendment, as of July 11, 2022, Dr. Balakrishnan will have the title of President and Chief Strategy Officer and the duties and responsibilities commensurate with such position, and will report to the Chief Executive Officer of the Company.

Prior to the Amendment, the Employment Agreement provided that “Good Reason” for Dr. Balakrishnan to terminate his employment shall mean the occurrence of any of the following events without his consent: (i) a material adverse change in Dr. Balakrishnan’s title or a material reduction in Dr. Balakrishnan’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of Dr. Balakrishnan’s primary work location to a point more than fifty miles from San Francisco, California; (iii) a material reduction by the Company of the Base Salary or annual target Bonus opportunity, without the written consent of Dr. Balakrishnan, as initially set forth in the Employment Agreement or as the same may be increased from time to time pursuant to the Employment Agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of the Employment Agreement; provided, however, that such termination by Dr. Balakrishnan of his employment shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Dr. Balakrishnan within sixty days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty days following such written notice, and (ii) Dr. Balakrishnan terminates employment within thirty days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

The Amendment adds to the foregoing that, notwithstanding the foregoing, at any time prior to December 31, 2022, by delivery of written notice to the Company, Dr. Balakrishnan also may terminate his employment for any or no reason and without regard to the criteria or process set forth above. In the event of such termination, Dr. Balakrishnan shall be entitled to receive (i) the Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and (ii) shall be eligible to receive all compensation, equity, and benefits specified in the Employment Agreement for a termination for Good Reason, subject to Dr. Balakrishnan furnishing to the Company an executed waiver and release of claims in a form satisfactory to the Company (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Dr. Balakrishnan continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (included as Exhibit A to the Employment Agreement).

The Amendment further provides that all other terms and conditions of the Employment Agreement, including, without limitation, the provisions related to Base Salary, Bonus and Equity Awards and all exhibits thereto, shall continue in full force and effect.

The foregoing summary of the terms and conditions of the Amendment and the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Amendment and the Employment Agreement, which are included as Exhibit 10.1 to this Current Report on Form 8-K and Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Item

10.1	Amendment to Employment Agreement, dated July 31, 2022, by and between UpHealth, Inc. and Dr. Ramesh Balakrishnan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2022

By:	/s/ Samuel J. Meckey
Name:	Samuel J. Meckey
Title:	Chief Executive Officer